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                                                            EXHIBIT 7.3

                          TURKEY VULTURE FUND XIII, LTD.
                                7001 Center Street
                                Mentor, Ohio 44060
                                   216-951-1111
                                    TELECOPIER
                                   216-255-8645

                                  July 23, 1997

BY FEDEX

Ms. Lorraine O. Legg, President
Meridian Point Realty Trust  83
655 Montgomery Street, Suite 800
San Francisco, California 94111

Dear Ms. Legg:

     The undersigned, as a shareholder of Meridian Point Realty Trust 83 ("Meridian 83"), hereby demands that the Trustees of Meridian 83 call and schedule an annual meeting of shareholders as soon as possible. The last annual meeting was held on February 10, 1995, and no election of Trustees has taken place since that date.

     The Amended and Restated Declaration of Trust (the "Declaration"), in
Section 6.7, requires that an annual meeting of shareholders take place within six months after the end of each fiscal year. In addition, Section 2.8(c) of the Declaration includes as one of the specific duties of the Independent Trustees that they shall: "Take reasonable steps to ensure that ... the annual meeting is conducted pursuant to Article VI".

     Please advise Marc C. Krantz ((216) 696-8700) of Kohrman Jackson & Krantz P.L.L., 20th Floor, One Cleveland Center, Cleveland, Ohio 44114, by July 30, 1997, as to your response to this demand.

                              Very truly yours,

                              TURKEY VULTURE FUND XIII, LTD.
                              By: /S/ Richard M. Osborne
                                 ---------------------------
                                 Richard M. Osborne, Manager